Exhibit 99.1

J.L. HALSEY TO SEEK STOCKHOLDER APPROVAL FOR NAME CHANGE;

ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS

(EMERYVILLE, CA), June 26, 2007—J.L. Halsey (OTCBB:JLHY.OB) today said that it will seek stockholder approval to change its name to Lyris Solutions, Inc., at the company’s annual stockholder meeting, which is expected to take place later this summer. Upon stockholder approval, the company will adopt a new, to be determined trading symbol.

The company also announced the appointment of two new members to the company’s board of directors.  They are Luis Rivera, president and chief executive officer of J.L. Halsey, and James A. Urry, a partner at Court Square Capital. Mr. Rivera’s and Mr. Urry’s appointment to the board of directors today increased the number of directors constituting the whole board of directors to five. Stockholders will be asked to reelect them to full terms at the upcoming annual meeting.

“Over the past two years, we have acquired leading providers of marketing technology solutions. We feel this name change will better serve both our branding strategies and facilitate our efforts to increase awareness within the investment community,” Rivera said.

“Today, we are serving more than 10,000 clients throughout the world with innovative email marketing, Web analytics and Web content management offerings. As we implement our strategy that focuses on integrated offerings under a unified brand, a new corporate name will further those efforts,” he added.

Rivera was named chief executive officer of the company in May 2007, after being appointed interim chief executive officer in January 2007. Before that, he was the company’s chief operating officer and served as chief executive officer of its two largest subsidiaries, Lyris Technologies and EmailLabs.

Before joining Court Square Capital, Urry was a partner at Citigroup Venture Capital Ltd. from 1989-2006. He currently serves on the boards of directors of AMIS Holdings, Inc., and Intersil Corporation.

About J.L. Halsey Corporation

J.L. Halsey (OTCBB: JLHY.OB) is a leading marketing technology company that provides hosted and installed software solutions for marketers at mid-size businesses. Its core solutions—Lyris List Manager, EmailLabs, ClickTracks, Sparklist, Hot Banana and EmailAdvisor—provide a suite of best-of-breed tools for managing email marketing campaigns end-to-end, publishing and managing Web site content, creating landing pages and optimizing Web sites based on sophisticated, yet easy-to-use Web analytics. Clients include Nokia, Adobe, PalmSource, Johns Hopkins University and Jupitermedia. For more information, please visit www.jlhalsey.com, www.lyris.com, www.emaillabs.com, www.clicktracks.com, www.hotbanana.com and www.sparklist.com.

Precautionary Statements Regarding Forward-Looking Information

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, and are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in J.L. Halsey’s filings with the Securities and Exchange Commission, available at www.sec.gov. Although management believes that the expectations reflected in such forward-looking statements are reasonable it cannot give any assurances that these expectations will prove to be correct. J.L. Halsey assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

Contacts:

Richard McDonald

Director, Investor Relations

J.L. Halsey Corporation

(610) 688-3305

Rich.Mcdonald@jlhalsey.com

Loren T. McDonald

Vice President, Corporate Communications

J.L. Halsey Corporation

(650)388-3542

loren.mcdonald@jlhalsey.com

Neal Rosen

Kalt Rosen Group/Ruder-Finn West

(415) 692-3058

rosenn@ruderfinn.com